Exhibit 11


                            PROMUS HOTEL CORPORATION
                       COMPUTATIONS OF PER SHARE EARNINGS


(in thousands, except per share amounts)


                                            Three months ended March 31,
                                                 1997         1998
                                               --------     --------

Net income                                      $38,902      $36,016
                                                =======      =======


 Basic Earnings per Share:

  Weighted average outstanding shares            87,097       86,415
                                                =======      =======
  Net income                                    $  0.45      $  0.42
                                                =======      =======

Diluted Earnings per Share:

  Weighted average outstanding shares            87,097       86,415
  Effect of dilutive securities:
    Restricted stock                                 10            -
    Stock options and warrants                    1,313        1,224
                                                -------      -------
  Weighted average shares assuming
    conversion                                   88,420       87,639
                                                =======      =======
  Net income                                    $  0.44      $  0.41
                                                =======      =======



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